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                           CERTIFICATE OF AMENDMENT

                                      OF

                         CERTIFICATE OF INCORPORATION

                                      OF

                      TELTRAN INTERNATIONAL GROUP, LTD.


      TELTRAN INTERNATIONAL GROUP, LTD., a Delaware corporation (the "Corporation"), hereby certifies as follows:

      FIRST: That the Board of Directors of the Corporation, by unanimous written consent dated October 16, 1997 in lieu of a meeting of such Board, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of the Corporation, and declaring that such proposed amendment be submitted for consideration by the stockholders of the Corporation entitled to vote in respect thereof. The resolution setting forth the proposed amendment is as follows:

      RESOLVED, that ARTICLE FOURTH of the Certificate of Incorporation of this Corporation be amended to add the following provision to said
      Article:

           "c) At the time and date this Certificate of Amendment to the Certificate of Incorporation of the Corporation is filed with the Secretary of State of the State of Delaware, all outstanding shares of Common Stock held by each holder of record on such time and date shall be automatically combined at the rate of one-for-20 without any further action on the part of the holders thereof or this Corporation. No fractional shares will be issued. All fractional shares for one-half share or more shall be increased to the next higher whole number of shares and all fractional shares of less than one-half share shall be decreased to the next lower whole number of shares, respectively."

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      SECOND:  That the amendments effected herein were authorized by the holders of at least a majority of all of the outstanding shares of the Corporation entitled to vote thereon, in accordance with Section 242 of the General Corporation Law of the State of Delaware.


      IN WITNESS WHEREOF, Teltran International Group, Ltd. has caused this Certificate to be signed by Byron Lerner, its President, and attested to by James Tubbs, its Secretary, this 24th day of November, 1997.


                                       TELTRAN INTERNATIONAL GROUP, LTD.



                                       By: /s/ Byron Lerner
                                           --------------------------
                                           Byron Lerner
                                            President



ATTEST:



/s/ James Tubbs
-----------------------------
James Tubbs
Secretary


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